Exhibit 3.7

Certificate of Amendment Certificat de modification Canada Business Corporations Act Loi canadienne sur les sociétés par actions Skylight Health Group Inc. Corporate name / Dénomination sociale 1055740-4 Corporation number / Numéro de société I HEREBY CERTIFY that the articles of the above-named corporation are amended under section 27 of the Canada Business Corporations Act as set out in the attached articles of amendment designating a series of shares. JE CERTIFIE que les statuts de la société susmentionnée sont modifiés aux termes de l’article 27 de la Loi canadienne sur les sociétés par actions, tel qu’il est indiqué dans les clauses modificatrices désignant une série d’actions. Isabelle Foley Deputy Director / Directeur adjoint 2021-12-01 Date of amendment (YYYY-MM-DD) Date de modification (AAAA-MM-JJ)

Form 4 Formulaire 4 Articles of Amendment Clauses modificatrices Canada Business Corporations Act Loi canadienne sur les sociétés par (CBCA) (s. 27 or 177) actions (LCSA) (art. 27 ou 177) 1 Corporate name Dénomination sociale Skylight Health Group Inc. 2 3 4 Corporation number Numéro de la société 1055740-4 The articles are amended as follows Les statuts sont modifiés de la façon suivante The corporation amends the description of classes of shares as follows: La description des catégories d’actions est modifiée comme suit : See attached schedule / Voir l’annexe ci-jointe Declaration: I certify that I am a director or an officer of the corporation. Déclaration : J’atteste que je suis un administrateur ou un dirigeant de la société. Original signed by / Original signé par Catherine Beckett Catherine Beckett 416-642-1807 x303 Misrepresentation constitutes an offence and, on summary conviction, a person is liable to a fine not exceeding $5000 or to imprisonment for a term not exceeding six months or both (subsection 250 (1) of the CBCA). Faire une fausse déclaration constitue une infraction et son auteur, sur déclaration de culpabilité par procédure sommaire, est passible d’une amende maximale de 5 000 $ et d’un emprisonnement maximal de six mois, ou l’une de ces peines (paragraphe 250(1) de la LCSA). You are providing information required by the CBCA. Note that both the CBCA and the Privacy Act allow this information to be disclosed to the public. It will be stored in personal information bank number IC/PPU-049. Vous fournissez des renseignements exigés par la LCSA. Il est à noter que la LCSA et la Loi sur les renseignements personnels permettent que de tels renseignements soient divulgués au public. Ils seront stockés dans la banque de renseignements personnels numéro IC/PPU-049. IC 3069 (2008/04)

Schedule / Annexe

Description of Classes of Shares / Description des catégories d’action

The Articles of the Company are amended as follows:

1. to create a class of Preferred Shares to be designated the “9.25% Series A Cumulative Redeemable Perpetual Preferred Shares” and to provide that the rights, privileges, restrictions and conditions attaching to the 9.25% Series A Cumulative Redeemable Perpetual Preferred Shares are as follows:

9.25% SERIES A CUMULATIVE REDEEMABLE PERPETUAL PREFERRED SHARES

1. Designation and Number. A series of Preferred Shares, designated the “9.25% Series A Cumulative Redeemable Perpetual Preferred Shares” (the “Series A Preferred Shares”), is hereby established. The initial number of authorized shares of Series A Preferred Shares shall be 1,000,000.

2. Rank. The Series A Preferred Shares will, with respect to distribution rights and rights upon voluntary or involuntary liquidation, dissolution or winding up of the Corporation, rank: (a) senior to all classes of the Corporation’s common shares (the “Common Shares”), and all classes or series of shares in the capital of the Corporation now or hereafter authorized, issued or outstanding expressly designated as ranking junior to the Series A Preferred Shares as to distribution rights and rights upon voluntary or involuntary liquidation, dissolution or winding up of the Corporation; (b) on parity with any class or series of shares in the capital of the Corporation expressly designated as ranking on parity with the Series A Preferred Shares as to distribution rights and rights upon voluntary or involuntary liquidation, dissolution or winding up of the Corporation; and (c) junior to any class or series of shares in the capital of the Corporation expressly designated as ranking senior to the Series A Preferred Shares as to distribution rights and rights upon voluntary or involuntary liquidation, dissolution or winding up of the Corporation. The term “shares in the capital of the Corporation” does not include convertible or exchangeable debt securities, which will rank senior to the Series A Preferred Shares prior to conversion or exchange. The Series A Preferred Shares will also rank junior in right of payment to the Corporation’s existing and future debt obligations.

3. Dividends.

(a) Subject to the preferential rights of the holders of any class or series of shares in the capital of the Corporation ranking senior to the Series A Preferred Shares as to distributions, the holders of the Series A Preferred Shares shall be entitled to receive, when, as and if authorized by the Board of Directors and declared by the Corporation, out of funds legally available for the payment of dividends, cumulative cash dividends at the rate of 9.25% per annum of the $25.00 liquidation preference per share of the Series A Preferred Shares (equivalent to a fixed annual amount of $2.3125 per Series A Preferred Share). Such dividends shall accrue and be cumulative from, and including, the first date on which any Series A Preferred Shares are issued (the “Original Issue Date”) and shall be payable monthly in arrears on each Dividend Payment Date (as defined below), commencing on December 20, 2021; provided, however, that if any Dividend Payment Date is not a Business Day (as defined below), then the dividend which would otherwise have been payable on such Dividend Payment Date may be paid, at the Corporation’s option, on either the immediately preceding Business Day or the next succeeding Business Day, in each case with the same force and effect as if paid on such Dividend Payment Date, and no interest or additional dividends or other sums shall accrue on the amount so payable from such Dividend Payment Date to such next succeeding Business Day. The amount of any dividend payable on the Series A Preferred Shares for any period greater or lesser than a full Dividend Period (as defined below) shall be prorated and computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends will be payable to holders of record as they appear in the shareholder records of the Corporation at the close of business on the applicable Dividend Record Date (as defined below). Notwithstanding any provision to the contrary contained in the Articles, each Series A Preferred Share outstanding on any Dividend Record Date for the determination of holders of Series A Preferred Shares shall be entitled to receive any dividend with respect to such Dividend Record Date equal to the dividend paid with respect to each other Series A Preferred Share that is outstanding on such Dividend Record Date. “Dividend Record Date” shall mean the last day of the calendar month immediately prior to the applicable Dividend Payment Date. “Dividend Payment Date” shall mean the 20th day of each calendar month, commencing on December 20, 2021. “Dividend Period” shall mean the respective periods commencing on and including the 20th day of each calendar month and ending on and including the day preceding the first day of the next succeeding Dividend Period (other than the initial Dividend Period, which shall commence on the Original Issue Date and end on and include December 20, 2021, and other than the Dividend Period during which any Series A Preferred Shares are redeemed pursuant to Section 5 or Section 6 hereof, which shall end on and include the day preceding the redemption date with respect to the Series A Preferred Shares being redeemed).

The term “Business Day” shall mean each day, other than a Saturday or a Sunday, which is not a day on which banking institutions in New York, New York or Toronto, Ontario are required by law, regulation or executive order to close.

(b) Notwithstanding anything contained in the Articles to the contrary, dividends on the Series A Preferred Shares shall accrue whether or not the Corporation has earnings, whether or not there are funds legally available for the payment of such dividends, and whether or not such dividends are authorized or declared.

(c) Except as provided in Section 3(d) hereof, no dividends shall be declared and paid or declared and set apart for payment, and no other distribution of cash or other property may be declared and made, directly or indirectly, on or with respect to, any Common Shares or shares of any other class or series in the capital of the Corporation ranking, as to distributions, on parity with or junior to the Series A Preferred Shares (other than a dividend paid in Common Shares or in shares of any other class or series in the capital of the Corporation ranking junior to the Series A Preferred Shares as to payment of distributions and the distribution of assets upon the Corporation’s liquidation, dissolution or winding up, as applicable) for any period, nor shall any Common Shares or any other shares of any other class or series in the capital of the Corporation ranking, as to payment of distributions and the distribution of assets upon the Corporation’s liquidation, dissolution or winding up, on parity with or junior to the Series A Preferred Shares be redeemed, purchased or otherwise acquired for any consideration, nor shall any funds be paid or made available for a sinking fund for the redemption of such shares, and no other distribution of cash or other property may be made, directly or indirectly, on or with respect thereto by the Corporation (except by conversion into or in exchange for other shares of any class or series in the capital of the Corporation ranking junior to the Series A Preferred Shares as to payment of distributions and the distribution of assets upon the Corporation’s liquidation, dissolution or winding up), unless full cumulative dividends on the Series A Preferred Shares for all past Dividend Periods that have ended shall have been or contemporaneously are (i) declared and paid in cash or (ii) declared and a sum sufficient for the payment thereof in cash is set apart for such payment.

(d) When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) on the Series A Preferred Shares and on the shares of any other class or series in the capital of the Corporation ranking, as to distributions, on parity with the Series A Preferred Shares, all dividends declared upon the Series A Preferred Shares and each such other class or series in the capital of the Corporation ranking, as to distributions, on parity with the Series A Preferred Shares shall be declared pro rata so that the amount of dividends declared per Series A Preferred Share and such other class or series in the capital of the Corporation shall in all cases bear to each other the same ratio that accrued dividends per Series A Preferred Share and such other class or series in the capital of the Corporation (which shall not include any accrual in respect of unpaid dividends on such other class or series in the capital of the Corporation for prior dividend periods if such other class or series in the capital of the Corporation does not have a cumulative dividend) bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Series A Preferred Shares which may be in arrears.

(e) Holders of Series A Preferred Shares shall not be entitled to any dividend, whether payable in cash, property or shares in the capital of the Corporation, in excess of full cumulative dividends on the Series A Preferred Shares as provided in the Articles. Any dividend payment made on the Series A Preferred Shares shall first be credited against the earliest accrued but unpaid dividends due with respect to such shares which remain payable. Accrued but unpaid dividends on the Series A Preferred Shares will accumulate as of the Dividend Payment Date on which they first become payable.

(f) In addition to the dividends provided in this Section 3, in the event any dividend or distribution is declared or paid on the Common Shares, the holders of Series A Preferred Shares shall be entitled to such dividends paid and distributions made to the holders of Common Shares to the same extent as if such holders of Series A Preferred Shares had converted the Series A Preferred Shares into Common Shares at an assumed conversion price equal to the quotient obtained by dividing the $25.00 liquidation preference of the Series A Preferred Shares by the closing price of the Common Shares on the exchange upon which the Common Shares are then listed or quoted on the record date (the “Record Date”) for determining dividends on the Common Shares or, if no Record Date has been set, then the date upon which the dividend is declared upon the Common Shares (the “Declaration Date” and together with the Record Date, the “Distribution Date”) as if the holders of Series A Preferred Shares held such Common Shares on such date. If, on the Distribution Date, the Common Shares are not listed or quoted on an exchange or the OTC Markets, the closing price the Common Shares shall be determined by an independent appraiser selected in good faith by the holders of a majority in interest of the Series A Preferred Shares then outstanding and reasonably acceptable to the Corporation, the fees and expenses of which shall be paid by the Corporation. Payments under the preceding sentence shall be made concurrently with the dividend or distribution to the holders of Common Shares.

4. Liquidation Preference.

(a) Upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, before any distribution or payment shall be made to holders of Common Shares or any other class or series in the capital of the Corporation ranking, as to rights upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, junior to the Series A Preferred Shares, the holders of shares of Series A Preferred Shares shall be entitled to be paid out of the assets of the Corporation legally available for distribution to its shareholders, after payment of or provision for the debts and other liabilities of the Corporation and any class or series in the capital of the Corporation ranking, as to rights upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, senior to the Series A Preferred Shares, a liquidation preference of $25.00 per Series A Preferred Share, plus an amount equal to any accrued and unpaid dividends (whether or not authorized or declared) up to, but excluding, the date of payment. The liquidation preference shall be proportionately adjusted in the event of a share split, consolidation or subdivision or similar event so that the aggregate liquidation preference allocable to all outstanding Series A Preferred Shares immediately prior to such event is the same immediately after giving effect to such event. In the event that, upon such voluntary or involuntary liquidation, dissolution or winding up, the available assets of the Corporation are insufficient to pay the full amount of the liquidating distributions on all outstanding Series A Preferred Shares and the corresponding amounts payable on all shares of each other class or series in the capital of the Corporation ranking, as to rights upon the Corporation’s liquidation, dissolution or winding up, on parity with the Series A Preferred Shares in the distribution of assets, then the holders of the Series A Preferred Shares and each such other class or series of in the capital of the Corporation ranking, as to rights upon any voluntary or involuntary liquidation, dissolution or winding up, on parity with the Series A Preferred Shares shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled. Written notice of any such voluntary or involuntary liquidation, dissolution or winding up of the Corporation, stating the payment date or dates when, and the place or places where, the amounts distributable in such circumstances shall be payable, shall be given by first class mail, postage pre-paid, not fewer than 30 or more than 60 days prior to the payment date stated therein, to each record holder of Series A Preferred Shares at the respective addresses of such holders as the same shall appear on the share transfer records of the Corporation. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Series A Preferred Shares will have no right or claim to any of the remaining assets of the Corporation. The amalgamation, arrangement, consolidation or merger of the Corporation with or into any other corporation, trust or other entity, or the voluntary sale, lease, transfer or conveyance of all or substantially all of the property or business of the Corporation, shall not be deemed to constitute a liquidation, dissolution or winding up of the Corporation.

(b) [reserved]

5. Redemption.

(a) Series A Preferred Shares shall not be redeemable prior to December 3, 2024, except as set forth in Section 6 hereof.

(b) On and after December 3, 2024, the Corporation, at its option, upon not fewer than 30 nor more than 60 days’ written notice, may redeem the Series A Preferred Shares, in whole or in part, at any time or from time to time, for cash at a redemption price of $25.00 per share, plus any accrued and unpaid dividends (whether or not authorized or declared) thereon up to, but excluding, the date fixed for redemption, without interest, to the extent the Corporation has funds legally available therefor (the “Redemption Right”). If fewer than all of the outstanding Series A Preferred Shares are to be redeemed, the Series A Preferred Shares to be redeemed shall be redeemed pro rata (as nearly as may be practicable without creating fractional shares) or by lot as determined by the Corporation. Holders of Series A Preferred Shares to be redeemed must surrender such Series A Preferred Shares at the place, or in accordance with the book-entry procedures, designated in such notice and shall be entitled to the redemption price of $25.00 per share and any accrued and unpaid dividends payable upon such redemption following such surrender. If (i) notice of redemption of any Series A Preferred Shares has been given, (ii) the funds necessary for such redemption have been set aside by the Corporation in trust for the benefit of the holders of any Series A Preferred Shares so called for redemption, and (iii) irrevocable instructions have been given to pay the redemption price and any accrued and unpaid dividends, then from and after the redemption date, dividends shall cease to accrue on such Series A Preferred Shares, such Series A Preferred Shares shall no longer be deemed outstanding, and all rights of the holders of such shares shall terminate, except the right to receive the redemption price plus any accrued and unpaid dividends payable upon such redemption, without interest. So long as full cumulative dividends on the Series A Preferred Shares and any class or series of shares of the capital of the Corporation ranking on parity with the Series A Preferred Shares with respect to payment of distributions and the distribution of assets upon the Corporation’s liquidation, dissolution or winding up for all past Dividend Periods that have ended shall have been or contemporaneously are (i) declared and paid in cash, or (ii) declared and a sum sufficient for the payment thereof in cash is set apart for payment, nothing in the Articles shall prevent or restrict the Corporation’s right or ability to purchase, from time to time, either at a public or a private sale, all or any part of the Series A Preferred Shares at such price or prices as the Corporation may determine, subject to the provisions of applicable law, including the repurchase of Series A Preferred Shares in open-market transactions duly authorized by the Board of Directors.

(c) Unless full cumulative dividends on the Series A Preferred Shares for all past Dividend Periods that have ended shall have been or contemporaneously are (i) declared and paid in cash, or (ii) declared and a sum sufficient for the payment thereof in cash is set apart for payment, no Series A Preferred Shares shall be redeemed pursuant to the Redemption Right or Special Optional Redemption Right (defined below) unless all outstanding Series A Preferred Shares are simultaneously redeemed, and the Corporation shall not purchase or otherwise acquire directly or indirectly any Series A Preferred Shares or any class or series in the capital of the Corporation ranking, as to payment of distributions and the distribution of assets upon liquidation, dissolution or winding up of the Corporation, on parity with or junior to the Series A Preferred Shares (except by conversion into or in exchange for shares in the capital of the Corporation ranking, as to payment of distributions and the distribution of assets upon liquidation, dissolution or winding up of the Corporation, junior to the Series A Preferred Shares); provided, however, that the foregoing shall not prevent the purchase or acquisition of Series A Preferred Shares pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Series A Preferred Shares.

(d) Notice of redemption pursuant to the Redemption Right will be mailed by the Corporation, postage prepaid, not fewer than 30 nor more than 60 days prior to the redemption date, addressed to the respective holders of record of the Series A Preferred Shares to be redeemed at their respective addresses as they appear on the transfer records of the Corporation. No failure to give, nor defect in, such notice, nor in the mailing thereof, shall affect the validity of the proceedings for the redemption of any Series A Preferred Shares except as to the holder to whom such notice was defective or not given. In addition to any information required by law or by the applicable rules of any exchange upon which the Series A Preferred Shares may be listed or admitted to trading, each such notice shall state: (i) the redemption date; (ii) the redemption price; (iii) the number of Series A Preferred Shares to be redeemed; (iv) the place or places where the certificates, if any, representing Series A Preferred Shares are to be surrendered for payment of the redemption price; (v) procedures for surrendering noncertificated Series A Preferred Shares for payment of the redemption price; (vi) that dividends on the Series A Preferred Shares to be redeemed will cease to accumulate on such redemption date; and (vii) that payment of the redemption price and any accumulated and unpaid dividends will be made upon presentation and surrender of such Series A Preferred Shares. If fewer than all of the Series A Preferred Shares held by any holder are to be redeemed, the notice mailed to such holder shall also specify the number of Series A Preferred Shares held by such holder to be redeemed.

(e) If a redemption date falls after a Dividend Record Date and on or prior to the corresponding Dividend Payment Date, each holder of Series A Preferred Shares at the close of business of such Dividend Record Date shall be entitled to the dividend payable on such shares on the corresponding Dividend Payment Date notwithstanding the redemption of such shares on or prior to such Dividend Payment Date. Except as provided herein, the Corporation shall make no payment or allowance for unpaid dividends, whether or not in arrears, on Series A Preferred Shares for which a notice of redemption has been given.

(f) All Series A Preferred Shares redeemed or repurchased pursuant to this Section 5, or otherwise acquired in any other manner by the Corporation, shall be retired and shall be restored to the status of authorized but unissued Preferred Shares, without designation as to series or class.

6. Special Optional Redemption by the Corporation.

(a) Upon the occurrence of a Change of Control (as defined below), the Corporation will have the option upon written notice mailed by the Corporation, postage pre-paid, no fewer than 30 nor more than 60 days prior to the redemption date and addressed to the holders of record of Series A Preferred Shares to be redeemed at their respective addresses as they appear on the share transfer records of the Corporation, to redeem Series A Preferred Shares, in whole or in part within 120 days after the first date on which such Change of Control occurred, for cash at $25.00 per share plus any accrued and unpaid dividends up to, but excluding, the redemption date (“Special Optional Redemption Right”). No failure to give such notice or any defect thereto or in the mailing thereof shall affect the validity of the proceedings for the redemption of any Series A Preferred Shares except as to the holder to whom notice was defective or not given.

A “Change of Control” is when, after the original issuance of the Series A Preferred Shares, the following has occurred and is continuing: the acquisition by any person, including any syndicate or group deemed to be a “person” under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of purchases, mergers or other acquisition transactions of shares of the Corporation entitling that person to exercise more than 50% of the total voting power of all shares of the Corporation entitled to vote generally in the election of the Corporation’s directors (except that such person will be deemed to have beneficial ownership of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition).

(b) In addition to any information required by law or by the applicable rules of any exchange upon which the Series A Preferred Shares may be listed or admitted to trading, the notice referred to in Section 6(a) of hereof shall state: (i) the redemption date; (ii) the redemption price; (iii) the number of Series A Preferred Shares to be redeemed; (iv) the place or places where the certificates, if any, representing Series A Preferred Shares are to be surrendered for payment of the redemption price; (v) procedures for surrendering noncertificated Series A Preferred Shares for payment of the redemption price; (vi) that dividends on the Series A Preferred Shares to be redeemed will cease to accumulate on the redemption date; (vii) that payment of the redemption price and any accumulated and unpaid dividends will be made upon presentation and surrender of such Series A Preferred Shares; and (viii) that the Series A Preferred Shares are being redeemed pursuant to the Special Optional Redemption Right in connection with the occurrence of a Change of Control and a brief description of the transaction or transactions constituting such Change of Control. If fewer than all of the Series A Preferred Shares held by any holder are to be redeemed, the notice mailed to such holder shall also specify the number of Series A Preferred Shares held by such holder to be redeemed.

If fewer than all of the outstanding Series A Preferred Shares are to be redeemed pursuant to the Special Optional Redemption Right, the Series A Preferred Shares to be redeemed shall be redeemed pro rata (as nearly as may be practicable without creating fractional shares) or by lot as determined by the Corporation.

(c) If the Corporation (i) has given a notice of redemption pursuant to the Special Optional Redemption Right, (ii) has set aside sufficient funds for the redemption in trust for the benefit of the holders of the Series A Preferred Shares called for redemption and (iii) irrevocable instructions have been given to pay the redemption price and any accrued and unpaid dividends, then from and after the redemption date, those Series A Preferred Shares will be treated as no longer being outstanding, no further dividends will accrue and all other rights of the holders of those Series A Preferred Shares will terminate. The holders of those Series A Preferred Shares will retain their right to receive the redemption price for their shares and any accrued and unpaid dividends up to, but excluding, the redemption date, without interest. So long as full cumulative dividends on the Series A Preferred Shares and any class or series of shares in the capital of the Corporation ranking on parity with the Series A Preferred Shares with respect to payment of distributions and the distribution of assets upon the Corporation’s liquidation, dissolution or winding up for all past Dividend Periods that have ended shall have been or contemporaneously are (i) declared and paid in cash, or (ii) declared and a sum sufficient for the payment thereof in cash is set apart for payment, nothing in the Articles shall prevent or restrict the Corporation’s right or ability to purchase, from time to time, either at a public or a private sale, all or any part of the Series A Preferred Shares at such price or prices as the Corporation may determine, subject to the provisions of applicable law, including the repurchase of Series A Preferred Shares in open-market transactions duly authorized by the Board of Directors.

(d) The holders of Series A Preferred Shares at the close of business on a Dividend Record Date will be entitled to receive the dividend payable with respect to the Series A Preferred Shares on the corresponding Dividend Payment Date notwithstanding the redemption of the Series A Preferred Shares pursuant to the Special Optional Redemption Right between such Dividend Record Date and the corresponding Dividend Payment Date or the Corporation’s default in the payment of the dividend due. Except as provided in this Certificate of Designations, the Corporation shall make no payment or allowance for unpaid dividends, whether or not in arrears, on Series A Preferred Shares for which a notice of redemption pursuant to the Special Optional Redemption Right has been given.

(e) All Series A Preferred Shares redeemed or repurchased pursuant to this Section 6, or otherwise acquired in any other manner by the Corporation, shall be retired and shall be restored to the status of authorized but unissued shares of Preferred Shares, without designation as to series or class.

7. Voting Rights.

(a) Holders of the Series A Preferred Shares shall not have any voting rights, except as set forth in this Section 7, the general provisions governing the First Preferred Shares or as required pursuant to the Act.

(b) Holders of Series A Preferred Shares shall not be entitled to vote separately as a class upon, and shall waive dissent rights in respect of (to the extent permitted by law), any proposal to amend the Articles to: (i) increase or decrease any maximum number of authorized Series A Preferred Shares, or increase any maximum number of authorized shares of a class or series having rights or privileges ranking equal to or junior to the Series A Preferred Shares; or (ii) effect an exchange, reclassification or cancellation of the Series A Preferred Shares.

(c) For clarity, Holders of Series A Preferred Shares shall have the rights set out in subparagraph (j) of the general description of the First Preferred Shares which states that: “No class of shares may be created ranking as to capital or dividends prior to the First Preferred Shares without the approval of the holders of the First Preferred Shares given as hereinafter specified”.

(d) The foregoing voting provisions of this Section 7 shall not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding Series A Preferred Shares shall have been redeemed or called for redemption upon proper notice pursuant to the Articles, and sufficient funds, in cash, shall have been deposited in trust to effect such redemption.

(e) In any matter in which the Series A Preferred Shares may vote (as expressly provided in the Articles and the Act), each Series A Preferred Shares shall be entitled to one vote per $25.00 of liquidation preference.

8. No Conversion Rights. The shares of Series A Preferred Shares shall not be convertible into or exchangeable for any other property or securities of the Corporation or any other entity.

9. Record Holders. The Corporation and its transfer agent may deem and treat the record holder of any Series A Preferred Share as the true and lawful owner thereof for all purposes, and neither the Corporation nor its transfer agent shall be affected by any notice to the contrary.

10. No Maturity or Sinking Fund. The Series A Preferred Shares has no stated maturity date, and no sinking fund has been established for the retirement or redemption of Series A Preferred Shares. The Series A Preferred Shares will remain outstanding indefinitely unless the Corporation decides to redeem or otherwise repurchase the Series A Preferred Shares.

11. Information Rights. During any period in which the Corporation is not subject to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and any shares of Series A Preferred Shares are outstanding, the Corporation will use its best efforts to (i) make available on the Corporation’s investor webpage, copies of the annual reports on Form 40-F that the Corporation would have been required to file with the Securities and Exchange Commission (the “SEC”) pursuant to Section 13 or 15(d) of the Exchange Act if it were subject thereto (other than any exhibits that would have been required); and (ii) promptly, upon request, supply copies of such reports to any holders of Series A Preferred Shares. The Corporation will use its best efforts to post to its website or mail (or otherwise provide) the information to the holders of the Series A Preferred Shares within 15 days after the respective date by which a periodic report on Form 40-F in respect of such information would have been required to be filed with the SEC, if the Corporation were subject to Section 13 or 15(d) of the Exchange Act.

12. Exclusion of Other Rights. The Series A Preferred Shares shall not have any preferences or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption other than expressly set forth in the Articles.

13. Headings of Subdivisions. The headings of the various subdivisions of these provisions are for convenience of reference only and shall not affect the interpretation of any of the provisions of the Articles.

14. Severability of Provisions. If any preferences or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of the Series A Preferred Shares set forth in the Articles are invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other preferences or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of Series A Preferred Shares set forth in the Articles which can be given effect without the invalid, unlawful or unenforceable provision thereof shall, nevertheless, remain in full force and effect and no preferences or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of the Series A Preferred Shares set forth in the Articles shall be deemed dependent upon any other provision thereof unless so expressed therein.

15. No Preemptive Rights. No holder of Series A Preferred Shares shall be entitled to any preemptive rights to subscribe for or acquire any unissued shares in the capital shares of the Corporation (whether now or hereafter authorized) or securities of the Corporation convertible into or carrying a right to subscribe to or acquire shares in the capital of the Corporation.